Registration No. 33-49788
                                                                Rule 424(b)(3)

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 20, 1992

                 Merrill Lynch Mortgage Investors, Inc., Seller
                     PrimeFirst(R) Adjustable Rate Mortgage
                 Senior/Subordinate Pass-Through Certificates,
                      Series 1992F, Class B (Subordinate)

                        MERRILL LYNCH CREDIT CORPORATION
                                Master Servicer
       -----------------------------------------------------------------

     On August 20, 1992, the PrimeFirst(R) Adjustable Rate Mortgage Senior/Subordinate Pass-Through Certificates, Series 1992F, Class B (the "Class B Certificates") were issued in an approximate original aggregate principal amount of $15,350,000. The Class B Certificates represented beneficial interests of approximately 5.00% in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of August 1, 1992 by and among Merrill Lynch Mortgage Investors, Inc, as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Prospectus Supplement to the above-referenced Prospectus (the "Prospectus") supplements and updates certain of the information set forth in the Prospectus. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus.

     The first two tables set forth after the first paragraph under the heading "The Master Servicer - MLCC and its PrimeFirst Mortgage Program--Delinquency and Loan Loss Experience" on pages 25 and 26 of the Prospectus are hereby updated, in their entirety, as follows:



                                                               PRIMEFIRST(R) LOAN DELINQUENCY EXPERIENCE
                                                                          (Dollars in Thousands)

                                           December 31, 1998            December 31, 1997            December 31, 1996
                                      -------------------------    -------------------------    -------------------------
                                        Number of                    Number of                    Number of
                                       PrimeFirst     Principal     PrimeFirst     Principal     PrimeFirst     Principal
                                          Loans        Amount         Loans         Amount         Loans         Amount
                                      -----------     ---------    -----------     ---------    -----------     ---------
PrimeFirst Loans
  Outstanding...................         11,263     $4,408,862        14,159     $5,302,950        11,054     $4,331,131
Delinquency Period
  30-59 Days....................            184       $ 77,751           183       $ 66,254           180     $   84,297
  60-89 Days....................             26          9,815            26         18,544            19          6,583
  90 Days or More*..............             34         23,664            24         18,072            29         27,590
                                         ------      ---------        ------       --------         -----     ----------
     Total Delinquency..........            244        111,230           233       $102,870           228     $  118,470
                                         ======      =========        ======       ========         =====     ==========
Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................          2.17%          2.52%         1.65%          1.94%         2.06%          2.74%

Foreclosures....................             47       $ 43,681            39       $ 47,396            29       $ 39,100

Foreclosures as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................          0.42%          0.99%         0.28%          0.89%         0.26%          0.90%

---------------------------------
*  Does not include loans subject to bankruptcy proceedings.





                                                                         PRIMEFIRST(R) LOAN LOSS EXPERIENCE
                                                                               (Dollars in Thousands)

                                                               Year Ended            Year Ended           Year Ended
                                                           December 31, 1998     December 31, 1997     December 31, 1996
                                                           -----------------     -----------------     -----------------

Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................              $4,855,906            $4,817,041           $3,933,946
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................                  12,711                12,607                9,663
Gross Charge-offs.................................              $    4,030            $    5,363           $    6,157
Recoveries........................................              $        2            $       99           $        0
                                                                ----------            ----------           ----------
Net Charge-offs...................................              $    4,028            $    5,264           $    6,157
                                                                ==========            ==========           ==========
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................                   0.08%                 0.11%                0.16%



     Additionally, the information contained in the table entitled "Cut-Off Date Mortgage Loan Principal Balances" and "Range of Margins" under the heading "The Mortgage Pool" on pages 19 and 22, respectively, of the Prospectus is hereby updated to indicate, as of December 31, 1998, the Mortgage Loan Balances and margins of the Mortgage Loans:



                      Mortgage Loan Principal Balances as of December 31, 1998


                                                                                            % of Mortgage
                                      Number of Mortgage                                  Pool by Principal
Range of Principal Balances                 Loans                  Principal Balance           Balance
-----------------------------------------------------------------------------------------------------------
$0-49,999.99                                 6                      $ 161,942.33               0.27%
$60,000-74,999.99                            4                        275,564.68               0.45%
$75,000-99,999.99                            7                        631,075.84               1.03%
$100,000-149,999.99                         11                      1,439,486.23               2.36%
$150,000-199,999.99                         22                      3,923,670.37               6.43%
$200,000-249,999.99                         17                      3,788,547.83               6.21%
$250,000-299,999.99                          9                      2,502,339.49               4.10%
$300,000-349,999.99                         15                      4,735,718.03               7.76%
$350,000-399,999.99                          5                      1,890,758.93               3.10%
$400,000-449,999.99                          9                      3,721,734.55               6.10%
$450,000-499,999.99                          7                      3,346,961.76               5.49%
$500,000-549,999.99                         10                      5,254,443.49               8.60%
$550,000-599,999.99                          3                      1,715,000.00               2.81%
$600,000-649,999.99                          3                      1,875,948.03               3.07%
$650,000-699,999.99                          5                      3,414,491.56               5.60%
$700,000-749,999.99                          4                      2,943,623.35               4.82%
$750,000-799,999.99                          2                      1,559,404.80               2.56%
$850,000-899,999.99                          2                      1,749,757.70               2.87%
$900,000-949,999.99                          1                        900,000.00               1.48%
$950,000-999,999.99                          1                        999,166.80               1.64%
$1,000,000-1,099,999.99                      2                      2,030,373.17               3.33%
$1,100,000-1,199,999.99                      1                      1,170,000.00               1.92%
$1,200,000-1,299,999.99                      3                      3,678,801.53               6.03%
$1,400,000-1,499,999.99                      2                      2,800,000.00               4.59%
$2,000,000-2,099,999.99                      1                      2,000,000.00               3.28%
$2,500,000-2,599,999.99                      1                      2,500,000.00               4.10%
0
             TOTALS                         153                  $ 61,008,810.47             100.00%
                                 -----------------------------------------------------------------------




                                     Range of Margins as of December 31, 1998

                                                                                      % of Mortgage
                                   Number of Mortgage                                 Pool by Principal
           Margin (1)                   Loans                  Principal Balance           Balance
        -----------------------------------------------------------------------------------------------
                            -0.25           13                   $ 16,775,832.54              27.50%
                           -0.125           20                     12,523,001.44              20.53%
                                0           60                     21,992,130.11              36.05%
                             0.25           44                      7,934,023.35              13.00%
                              0.5           16                      1,783,823.03               2.92%

                                 -----------------------------------------------------------------------
             TOTALS                         153                  $ 61,008,810.47             100.00%
                                 -----------------------------------------------------------------------


---------------------
(1) The Margin is added to or subtracted from (as indicated) the applicable Prime Index to arrive at the Mortgage Rate; provided that the Mortgage Rate will not exceed 15.00% per annum.

                              --------------------

                    The date of this Supplement is March 31, 1999.